Exhibit 10.1

SERVICES AGREEMENT

SERVICES AGREEMENT, dated October 24, 2002, by and between VISION BANCSHARES FINANCIAL GROUP, INC. (the “Company”), a wholly owned subsidiary of VISION BANK, an Alabama bank (the “Bank”), and SKIPPER INSURANCE AGENCIES, an Alabama corporation (“Skipper”).

W I T N E S S E T H:

WHEREAS, the Company and Skipper are business entity producers under the laws of the state of Alabama;

WHEREAS, the Company is the wholly owned subsidiary of the Bank and operates its business at its principal and branch location in Gulf Shores, Orange Beach, Point Clear and Foley, Alabama (the “Premises”), such property being leased by the Bank;

WHEREAS, Skipper desires to provide certain services to the Company in connection with the Company’s insurance business conducted at the Premises (the “Insurance Business”), and the Company desires to engage and retain Skipper to provide such services;

WHEREAS, Skipper desires to obtain from the Company certain support services at the Premises, and Company desires to provide such support services to Skipper;

WHEREAS, the Bank is a party to this Agreement to consent to the terms and conditions set forth herein; and

WHEREAS, the parties intend this Agreement to serve as a joint marketing agreement and to maintain nonpublic personal information accordingly.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.    TERM.    The initial term of this Agreement shall begin on the date hereof and shall renew for successive twelve-month periods on the anniversary thereof unless terminated as provided in Section 10 hereof.

2.    SERVICES.

(a)    Dual Employees.    Skipper hereby grants the Company the right to use certain of Skipper’s licensed insurance agents (the “Dual Employees”) in connection with the Insurance Business. Skipper shall cause the Dual Employees, subject to all applicable laws, rules, regulations and procedures, to provide to the Bank’s and the Company’s customers insurance products (including, without limitation, any insurance policy except credit insurance, (the “Products”) and sell to the Company’s customers property and casualty insurance (“P&C Insurance”). The Dual Employees shall not be restricted from selling any Product, financial service or insurance product on behalf of Skipper, to the extent licensed for such sales, to persons or entities who or which are not customers of the Bank or the Company. Skipper shall have control over the duties, obligations, responsibilities, hiring, firing and compensation of all Dual Employees. The Company shall not pay the Dual Employees any salary, wage, commission or fee in connection with the services provided pursuant hereto. Skipper shall be solely responsible for any and all payments made to the Dual Employees. The Company shall allow the Dual

Employees to use any and all supplies, equipment, furniture and fixtures located at the Premises (the “Equipment”) that is used in connection with the conduct of the Insurance Business.

(b)    Restrictions.    Skipper shall not pay any employee of the Bank, other than the Dual Employees, any fee or other compensation for referrals for insurance products, regardless of whether such referral results in a transaction. Skipper, in its sole but reasonable discretion, shall select all insurance carriers to be used by the Company for the sale of Products covered by this Agreement and shall reject or accept any applications for insurance. Skipper may, in its sole discretion, enter into agreements with other financial institutions similar to this Agreement and may continue to operate its insurance business separately from that of the Company.

(c)    Acknowledgement by Skipper.    Skipper hereby acknowledges the right of properly licensed Company and Bank employees to sell any insurance product not listed on Schedule A attached hereto including, without limitation, credit insurance.

3.    CONDUCT OF BUSINESS.    The Company shall conduct the Insurance Business in accordance with applicable federal and state law and regulations. Skipper shall:

(a)    comply with and cause the Dual Employees to comply with all rules established by the Company or its affiliates governing the use and occupancy of the Premises;

(b)    be responsible for all billing and collection of fees charged by the Company for the Products and P&C Insurance provided by the Company through Skipper or the Dual Employees in connection with the conduct of the Insurance Business; and

(c)    not indicate, in any manner, to any third party that the Company or the Bank has any ownership interest in, or any control over, Skipper or the conduct of its insurance business.

4.    PAYMENT.

(a)    Method.    Within ten (10) days following the last day of each month that commissions attributable to the Insurance Business are actually received by Skipper, Skipper shall pay the Company as follows: (a) fifty percent (50%) of all Dual Employees’ agent commissions under a New York Standard Contract attributable to the sale of Products on or after the date hereof, and (b) twenty percent (20%) of Skipper’s commissions attributable to the sale of P&C Insurance on or after the date hereof. Simultaneously with such payment, Skipper shall provide to the Company a report (i.e., a “call report” or “production report”) reflecting the Products sold and rejected, including dates thereof, and a producer report reflecting premiums and gross commissions attributable to the sale of P&C Insurance.

(b)    Limitations.    Skipper shall only pay the Company the compensation described hereunder for new sales of Products originating on or after the date hereof. If a customer of the Bank or the Company has purchased any Product or other financial service or insurance product from Skipper prior to the date hereof, Skipper shall not be required to pay to the Company any compensation hereunder for continued service of such services and products. Skipper shall not pay any compensation to the Company hereunder for sales of Products, financial services and insurance products by Dual Employees to persons or entities who or which are not customers of the Bank or the Company or in connection with which no Confidential Information (as defined in Section 10 hereof) of the Bank or the Company is used.

5.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY AND THE BANK.    The Company and the Bank represent, warrant and covenant to Skipper as follows:

(a)    Existence.    The Company is duly organized and validly existing, in good standing and duly qualified and authorized to do business in Alabama, and has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The Bank is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended, and is duly organized and validly existing, in good standing and duly qualified and authorized to do business in Alabama.

(b)    Authorization.    The execution, delivery and performance of this Agreement have been duly authorized by all requisite action by the Company and the Bank. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Company and the Bank, enforceable in accordance with its terms.

(c)    Consents and Approvals.    The Company has obtained and delivered to Skipper a copy of all material consents or approvals of any third persons, and material authorizations, approvals or other actions by, and material notices to or filings with, all governmental authorities or other third persons required with respect to the operation of the Insurance Business and the consummation of the transactions contemplated hereby.

(d)    No Violations.    No actions, suits, or proceedings are pending or, to the best of the Company’s knowledge, threatened, that might affect the business, financial condition, operations, performance, or properties of the Company or of the Bank, including, without limitation, the revocation of any governmental approval material to the operation of the Insurance Business. Neither the Company nor the Bank is in violation of any agreement, the violation of which might materially and adversely affect the business, financial condition, operations, performance, or properties of the Company or the Bank including, without limitation, the revocation of any governmental approval material to the operation of the Insurance Business. Neither the Company nor the Bank is in material violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which the Company or the Bank is subject that may affect the business, financial condition, operations, performance, or properties of the Company or the Bank including, without limitation, the revocation of any governmental approval material to the operation of the Insurance Business. The execution and performance of this Agreement will not result in any breach of or default under any mortgage, lease, credit or loan agreement or any other instrument that may bind or affect the Company or the Bank.

(e)    Office Space.    The Company shall afford to the Dual Employees non-exclusive use of a portion of the space at the Premises. The Bank shall pay all costs for utilities, telephone service, taxes and other similar expenses related to the Premises.

(f)    Bank Employees.    The Company and the Bank shall not permit any employees of the Bank who are not appropriately licensed by the Alabama Department of Insurance to offer advice to customers concerning the purchase or sale of insurance; or have any conversations with persons that could be reasonably construed as interpreting, evaluating, discussing or recommending the purchase of any insurance or securities products or services, except those products insured by the Federal Deposit Insurance Corporation or those the Bank is specifically authorized to effect transactions in pursuant to applicable exemptions under the Securities Exchange Act of 1934, as amended or under other applicable laws (“financial instruments”), and this Agreement shall not be construed to limit the Bank’s rights to sell such financial instruments to customers.

(g)    Statutory Compliance.    The Company and the Bank shall comply with all laws and regulations applicable to the products and services offered in connection with the Insurance Business and act consistently with the provisions of (i) the Interagency Statement on Retail Sales of Nondeposit Investment Products, dated February 15, 1994, the Gramm-Leach-Bliley Act of 1999, as amended from time to time, and the applicable regulations governing agencies under authority of the Gramm-Leach Bliley Act of 1999, as such are amended form time to time, including, without limitation, all provisions relating to customer disclosures, (ii) regulations governing consumer privacy, and (iii) all other privacy laws and state insurance laws. The Company and the Bank conduct their businesses lawfully and in full compliance with all applicable laws and regulations including, without limitation, regulations protecting the privacy of non-public personal information about individuals.

(h)    Premises.    The Company and the Bank shall physically segregate any area where business transactions involving insurance products or annuities are conducted from areas where retail deposits are routinely accepted from the general public in accordance with federal banking regulation guidelines. The Company and the Bank shall clearly identify the areas where insurance products or annuity sales activities occur, and clearly delineate and distinguish those areas from teller areas. Notwithstanding the foregoing, the Dual Employees shall be permitted to use such other portions of the Premises as may be reasonably necessary.

(i)    Information.    All material factual information previously or contemporaneously furnished to Skipper in writing by or on behalf of the Company or the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such material factual information subsequently furnished to Skipper by or on behalf of the Company or the Bank shall be, true and accurate in all material respects on the date as of which such information is supplied, dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is supplied, dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading in any material respect.

6.    SKIPPER’S REPRESENTATIONS, WARRANTIES AND COVENANTS.    During the term of this Agreement, Skipper represents, warrants and covenants to the Company and the Bank as follows:

(a)    Existence.    Skipper is a duly organized and validly existing Alabama corporation in good standing, and has full power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. Skipper and the Dual Employees are properly licensed and in good standing with the Alabama Department of Insurance.

(b)    Authorization.    The execution, delivery and performance of this Agreement have been duly authorized by all requisite action by Skipper. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of Skipper, enforceable in accordance with its terms.

(c)    Consents and Approvals.    Skipper has obtained and delivered to the Company all material consents or approvals of any third persons, and material authorizations, approvals or other actions by, and material notices to or filings with, all governmental authorities or other third persons required with respect to the operation of Skipper’s insurance business and the consummation of the transaction contemplated hereby.

(d)    No Violations.    No actions, suits, or proceedings are pending or, to the best of Skipper’s knowledge, threatened, that might affect the business, financial condition, operations, performance, or properties of Skipper, including, without limitation, the revocation of any governmental approval material to the operation of Skipper’s insurance business. Skipper is not in violation of any agreement the violation of which may affect the business, financial condition, operations, performance, or properties of Skipper, including, without limitation, the revocation of any governmental approval material to the operation of Skipper. Skipper is not in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which Skipper is subject that may affect the business, financial condition, operations, performance, or properties of Skipper including, without limitation, the revocation of any governmental approval material to the operation of Skipper’s insurance business. The execution and performance of this Agreement will not result in any breach of or default under any mortgage, lease, credit or loan agreement or any other instrument that may bind or affect Skipper.

(e)    Statutory Compliance.    Skipper shall comply with all laws and regulations applicable to the products that it offers on the Premises pursuant to this Agreement and shall act consistently with the provisions of (i) the Interagency Statement on Retail Sales of Nondeposit Investment Products, dated February 15, 1994, the Gramm-Leach-Bliley Act of 1999, as amended from time to time, and the applicable regulations governing agencies under authority of the Gramm-Leach-Bliley Act of 1999, as such are amended from time to time, including, without limitation, all provisions relating to customer disclosures, (ii) regulations governing consumer privacy, and (iii) all other privacy laws and state insurance laws. Skipper shall conduct its business lawfully and in full compliance with all applicable laws and regulations including, without limitation, regulations protecting the privacy of non-public personal information about individuals.

(f)    Monitoring.    Skipper shall allow supervisory personnel of the Company and the Bank to review and monitor Skipper’s activities on the Company’s premises at reasonable times and intervals in order to verify compliance with this Agreement by Skipper. Skipper shall allow any applicable banking or insurance regulators to have access to such records of Skipper or the Company as they request, and unless prohibited by applicable law, allow supervisory personnel of the Company to have access to such records; however in no event shall Skipper be required to allow the Bank access to information concerning an individual’s medical information except in accordance with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder.

(g)    Premises.    Skipper shall limit its activities on the Premises to the provision of the Products and the sale of P & C Insurance and all activities incidental thereto.

7.    INDEPENDENT CONTRACTOR STATUS.    Each party hereto shall provide services to the other party as an independent contractor. Nothing in this Agreement is intended to or shall be construed to constitute or establish an agency, joint venture, partnership or fiduciary relationship between the parties. No party’s employees shall be entitled to participate in any fringe benefits or programs available to any other party’s employees including, without limitation, worker’s compensation, unemployment, medical insurance, retirement, profit-sharing, stock option, bonus, vacation or other benefits. No party shall use any other party’s name, trademark or any other indicia of identification without first obtaining the prior written consent of such other party.

8.    CASUALTY AND LIABILITY INSURANCE.    The Bank shall maintain and pay the premiums on a casualty and premises liability insurance policy or policies with respect to the Premises.

9.    INDEMNIFICATION.

(a)    Indemnification of Bank and the Company by Skipper.    Provided the Company and the Bank satisfy the obligations imposed upon each hereunder, and subject to the Company providing Skipper with prompt written notice, requisite authority to defend, and full cooperation in the defense, Skipper shall defend, indemnify and hold harmless the Bank and the Company against any and all losses, claims, damages, liabilities, actions, costs or expenses (including legal fees and expenses relating to the defense of such claims) to which either may become subject to the extent such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon (i)

the failure of Skipper to comply with federal and state laws applicable to Skipper; (ii) the gross negligence or willful misconduct of Skipper; (iii) the breach or inaccuracy of any representation, warranty or covenant contained herein; or (iii) any material breach or default by Skipper of the terms of this Agreement, unless instructed to do so by the Company or the Bank. Skipper shall further indemnify the Company and the Bank for failure to maintain any insurance or other necessary licensing.

(b)    Indemnification of Skipper by the Company and Bank.    Provided Skipper satisfies its obligations imposed hereunder, and subject to Skipper providing the Company and the Bank with prompt written notice, requisite authority to defend, and full cooperation in the defense, the Company and the Bank shall, jointly and severally, defend, indemnify and hold harmless Skipper against any and all losses, claims damages, liabilities, actions, costs or expenses (including legal fees and expenses relating to the defense of such claims) to which Skipper may become subject to the extent such losses, claims, damages, liabilities, actions, costs or expenses arise out of or are based upon: (i) the failure of the Company or the Bank to comply with federal and state laws applicable to it; (ii) the gross negligence or willful misconduct of the Company or the Bank; (iii) the breach or inaccuracy of any representation, warranty or covenant contained herein; or (iii) any material breach or default by the Company or the Bank of the terms of this Agreement, unless instructed to do so by Skipper in writing. The Company and the Bank shall further indemnify Skipper for failure to maintain any insurance or other necessary licensing.

(c)    Survival.    The provisions of this Section shall remain operative and in full force and effect regardless of any termination of this Agreement.

10.    CONFIDENTIALITY.

(a)    Interest.    It is intended that the sharing of Confidential Information be conducted so as to comply with the “Joint Marketing Exception” of Regulation P set forth at 12 CFR 216.13.

(b)    Confidential Information.    The term “Confidential Information” means with respect to each party (i) any confidential, non-public or proprietary information (including, without limitation, financial information, business activities, products, services, data, or customer information) disclosed by a party (the “Disclosing Party”) to any other party (the “Recipient”), whether disclosed verbally, in writing or electronically, or which is otherwise learned by the Recipient, and (ii) all data, analyses, compilations, studies, or other documents prepared by the Recipient, its agents or employees which contain or reflect any Confidential Information.

(c)    Prohibitions Against Disclosure or Use.    The Recipient shall not: (i) except as otherwise provided herein, disclose, disseminate, communicate, provide access or otherwise publish any Confidential Information to any third party (including, without limitation, any affiliate of the Recipient) without the prior written consent of the Disclosing Party, (ii) use Confidential Information for any purpose other than as expressly provided hereunder, or (iii) appropriate any Confidential Information to its use or benefit or to the use or benefit of any third party (including, without limitation, any affiliate of the Recipient). Each party shall adopt, employ and enforce effective procedures and practices for protecting any Confidential Information that it receives. Each party shall safeguard the other party’s Confidential Information with at least the same degree of care that it uses for its own proprietary information in order to prevent unauthorized disclosure or use of such Confidential Information. The Recipient shall be responsible for the breach of this Agreement by all persons and entities to whom or which it has disclosed, disseminated or communicated, or to whom or which it has provided access to Confidential Information.

(d)    Permitted Disclosures of Confidential Information.    Nothing contained herein shall prohibit either party from disclosing any information that such party becomes, in the reasonable opinion of such party’s legal counsel, legally obligated or compelled to disclose. Either party making a disclosure pursuant to the foregoing sentence shall, to the extent reasonably practical, provide the other party with prior notice of such disclosure to allow the other party, at its option, to seek a protective order or other appropriate remedy with respect to such proposed disclosure, and shall consult with the other party concerning the language, form, and substance of any such disclosure. If either party seeks a protective order or other remedy with respect to any proposed disclosure, the other party shall cooperate with the party seeking such relief, but shall not be required to expend any material sums of money or to initiate or participate as a party in any litigation. Further, either party may use confidential information in furtherance of the purposes of this Agreement for so long as such practice would qualify as an exemption under Regulation P.

(e)    Scope of Agreement.    This Agreement shall be inoperative as to such portions of the Confidential Information that (i) are or become generally available to the public other than as a result of a disclosure by the Recipient or its agents or (ii) become available to the Recipient on a non-confidential basis from a source (other than the Disclosing Party or its agents) that is entitled to disclose it.

(f)    Duty to Return Confidential Information.    Promptly upon demand by either party (the “Demanding Party”), the other party shall return, or take appropriate steps to cause the return of, all Confidential Information of the Demanding Party (and all copies thereof) held by such other party or its agents, except such portion thereof which consists of analyses, compilations, studies or other documents prepared by such other party. That portion of the Confidential Information which consists of such analyses, compilations, studies or other documents shall be held by the other party and kept confidential and subject to the terms of this Agreement or, at the request of the Demanding Party, shall promptly be destroyed by the other party and certified in writing as to destruction by the other party.

(g)    Remedy for Breach.    If either party breaches any of its covenants with respect to confidentiality contained in this Section of the Agreement, the other party shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction (either at law or in equity) to enforce the specific performance of such covenant or to enjoin the breaching party from any further or continuing breach without posting bond or proving actual damages; provided, however, that nothing contained herein shall be construed as prohibiting the other party from pursuing any other available remedies for such breach, including the recovery of damages from the breaching party.

(h)    Information.    All material factual information heretofore or contemporaneously furnished to the Company in writing by or on behalf of Skipper for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such material factual information hereafter furnished to the Company by or on behalf of Skipper shall be, true and accurate in all material respects on the date as of which such information is supplied, dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is supplied, dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading in any material respect.

11.    TERMINATION.    This Agreement shall terminate in accordance with the provisions of this Section.

(a)    Means of Termination.    This Agreement may be terminated as follows:

(i)    either party may terminate this Agreement “for cause” by giving the other party thirty (30) days prior written notice if the notified party has breached any material provision of this Agreement and does not cure such breach within fifteen (15) days following its receipt of written notice from the non-breaching party describing such breach in reasonable detail; or

(ii)    either party may terminate this Agreement “without cause,” irrespective of breach and without right of cure, upon sixty (60) days prior notice.

(b)    Effect of Termination.    Termination of this Agreement shall have the following effects:

(i)    upon the expiration of the effective date of termination of this Agreement, except as set forth in Section 11(b)(iii) hereof, Skipper shall have no further obligations hereunder (including, without limitation, no further obligation to provide Products or sell P&C Insurance) and shall cause the Dual Employees to vacate the Premises and return full possession of the Premises and any property of the Company held by Skipper to the Company;

(ii)    if Skipper terminates this Agreement “for cause” in accordance with Section 11(a)(i) hereof or if Vision terminates this Agreement “without cause” in accordance with Section 11(a)(ii) hereof, Skipper’s payment obligations under Section 4(a) hereof shall cease upon the effective date of termination of this Agreement. Vision shall be entitled to all commissions due it hereunder on policies, the inception date of which are prior to the effective date of termination. For purposes hereof, this Agreement shall be deemed terminated as of 12:01 a.m. on the effective date of termination; or

(iii)    if Skipper terminates this Agreement “without cause” in accordance with Section 11(a)(ii) hereof or if Vision terminates this Agreement “for cause” in accordance with Section 11(a)(i) hereof, Skipper’s payment obligations under Section 4(a) hereof shall continue in effect for a period of one (1) year from the effective date of termination of this Agreement, after which time no further payments will be due Vision.

12.    DISPUTE RESOLUTION.    All controversies, claims, issues and other disputes arising out of or relating to this Agreement or the breach thereof (collectively, the “Disputes”) shall be subject to the applicable provisions of this Section.

(a)    Arbitration.    All disputes, controversies or differences between the parties which arise under or are related to this Agreement (including, without limitation, the construction, performance or breach of any agreement) upon which an amicable understanding cannot be reached within 30 days shall, upon the written request of either party, be settled and determined by arbitration in Gulf Shores, Alabama, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award entered by the arbitrators may be entered in any court having jurisdiction of these matters.

The parties agree to arbitrate within 30 (thirty) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this Agreement. Each of the parties shall appoint an arbitrator within thirty (30) days following written notice of demand to arbitrate, notifying the other party of the name and address of such arbitrator. The two arbitrators so appointed shall thereupon select the third arbitrator. If either party shall fail to appoint an arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of this appointment, then, in either event, the president (or the designee of the president) of the American Arbitration Association or its successor shall appoint such second and/or third arbitrator. The three arbitrators so selected shall constitute the Court of Arbitrators.

A decision of a majority of the Court of Arbitrators shall be provided within twenty days of the applicable hearing and shall be final and binding. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award, which shall do justice between the parties, and the award shall be supported by a written opinion. The cost of arbitration, including the fees of the arbitrators, but not including attorneys’ fees, shall be borne by the losing party unless said Court of Arbitrators shall decide otherwise.

(b)    Waiver of Jury Trial.    The parties desire to avoid the time and expense related to a jury trial of any Dispute if the arbitration provisions hereof are declared by a court of law to be unenforceable for any reason. Therefore, the parties, for themselves and their successors and assigns, hereby waive trial by jury of any Dispute. The parties acknowledge that this waiver is knowingly, freely, and voluntarily given, is desired by all parties and is the best interests of all parties.

(c)    Costs and Fees.    The parties shall bear their respective costs in connection with the dispute resolution procedures described in this Section except that the parties shall share equally the fees and expenses of any arbitrator(s) and the costs of any facility used in connection with such dispute resolution procedures.

13.    MISCELLANEOUS.

(a)    Notice.    Any notice, demand or other written instrument required or permitted to be given hereunder must be in writing and shall be deemed to have been given when personally delivered or when deposited with a nationally recognized courier or in the U.S. Mail, by registered or certified mail, return receipt requested, postage prepaid, prepared and properly addressed to the respective party to whom such notice relates at the following address:

To Skipper:	SKIPPER INSURANCE AGENCIES
P.O. Drawer 1098
Jackson, Alabama 36545
Attn: George W. Skipper, III

To Company:	VISION BANCSHARES FINANCIAL GROUP, INC.
P. O. Box 4649
Gulf Shores, Alabama 36547

To Bank:	VISION BANK
P. O Box 4649
Gulf Shores, Alabama 36547

, or at such alternate address as shall be specified by notice given in the manner herein provided.

(b)    Benefit.    This Agreement may not be assigned by any party without the other parties’ prior written consent, but shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(c)    Headings.    The headings of the Sections of this Agreement are inserted for convenience of reference only, shall not be construed as part of this Agreement, and shall in no way be construed as defining, limiting or affecting the scope or intent of the provisions of this Agreement.

(d)    Necessary Action.    The parties hereto shall execute and deliver any documents and shall perform any further acts as may be reasonably necessary to carry out the provisions of this Agreement.

(e)    Governing Law.    This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Alabama, without giving effect to its choice of law principles.

(f)    Costs.    Each party shall bear the costs of its attorneys’ fees and all other costs that such party may sustain in connection with the enforcement of this Agreement.

(g)    Counterparts.    This Agreement may be executed and delivered by facsimile and in counterparts. Each executed counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h)    Amendment.    This Agreement may not be changed orally, but only by an instrument in writing signed by the parties hereto.

(i)    Waiver.    Any failure by any party at any time or from time to time to enforce and require the strict performance of any of the terms and conditions of this Agreement shall not constitute a waiver on that occasion and shall not constitute a waiver of the same or similar term or condition at any future time. All waivers must be in writing and signed by each party hereto.

(j)    Non-Solicitation.    Skipper covenants and agrees not to use any Confidential Information covered by Section 10 to solicit, approach and make offers or promotions to any of the Bank or Company’s customers for any purpose other than indirect furtherance of the Company’s Insurance Business (including servicing and renewal of insurance products) pursuant to this Agreement.

(k)    Advertising.    The Company, the Bank, and Skipper each shall cooperate in their advertising and marketing of the Insurance Business and each shall give the other prior approval over any advertising relating to the Insurance Business. Neither the Company, the Bank, nor Skipper, shall engage in any practice or use any advertisement at any office of, or on behalf of, the Company or the Bank that could mislead any person or otherwise cause a reasonable person to reach an erroneous belief with respect to:

(i)    the fact that an insurance product or annuity sold or offered for sale by Skipper, the Company, or the Bank is not backed by the Federal government or the Company or any affiliate bank, or the fact that the insurance product or annuity is not insured by the Federal Deposit Insurance Corporation;

(ii)    in the case of an insurance product or annuity that involves investment risk, the fact that there is an investment risk, including the potential that principal may be lost and that the product may decline in value;

(iii)    the fact that the approval of an extension of credit to a consumer by the Bank may not be conditioned on the purchase of an insurance product or annuity by the consumer from Skipper, the Company or the Bank; and

(iv)    the fact that the consumer is free to purchase the insurance product or annuity from another source.

(l)    Disclosures.    In the case of an application for credit in connection with which an insurance product or if an annuity is solicited, offered, or sold, Skipper, the Company and the Bank shall disclose that the Bank may not condition an extension of credit on either: (1) the consumer’s purchase of an insurance product or annuity from the Company or from Skipper; or (2) the consumer’s agreement not to obtain, or a prohibition on the consumer from obtaining, an insurance product or annuity from an unaffiliated entity. These disclosures shall be made orally and in writing at the time a consumer applies for an extension of credit in connection with which an insurance product or annuity is solicited, offered, or sold. The disclosures provided shall be conspicuous, simple, direct, readily understandable, and designed to call attention to the nature and significance of the information provided. The disclosures described in this Section are required in advertisements and promotional material for insurance products or annuities unless the advertisements and promotional materials are of a general nature describing or listing the services or products offered by the Bank.

(m)    Entire Agreement.    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof. No agreements, understandings, warranties or representations relating to the subject matter hereof exist between the parties other than those set forth herein.

IN WITNESS WHEREOF, Skipper, the Company and the Bank have executed this Agreement on the date first above written.

WITNESS:	SKIPPER INSURANCE AGENCIES

/S/ LINDA ZONYK	By:	/S/ GEORGE W. SKIPPER, III
Name: George W. Skipper, III Title: Vice President

WITNESS:	VISION BANCSHARES FINANCIAL GROUP, INC.

/S/ LINDA ZONYK	By:	/S/ ROBERT S. MCKEAN
Name: Robert S. McKean Title: President

WITNESS:	VISION BANK

/S/ LINDA ZONYK	By:	/S/ WILLIAM E. BLACKMON
Name: William E. Blackmon Title: Chief Financial Officer